Exhibit 99.2

Invivyd Announces Pricing of $50 Million Public Offering of Common Stock and Pre-Funded Warrants

WALTHAM, Mass., August 20, 2025 (GLOBE NEWSWIRE) – Invivyd, Inc. (Invivyd) (Nasdaq: IVVD) today announced the pricing of an underwritten public offering of 74,811,404 shares of its common stock at an offering price of $0.52 per share and, to certain investors, in lieu of common stock, pre-funded warrants to purchase 21,342,442 shares of its common stock at a price of $0.5199 per pre-funded warrant. The gross proceeds from this offering are expected to be approximately $50.0 million, before deducting underwriting discounts and commissions and offering expenses payable by Invivyd. The purchase price per share of each pre-funded warrant represents the per share offering price for the common stock, minus the $0.0001 per share exercise price of each such pre-funded warrant. All of the shares and pre-funded warrants are being offered by Invivyd. In addition, Invivyd has granted the underwriters an option for a period of 30 days to purchase up to an additional 14,423,076 shares of Invivyd common stock at the public offering price, less underwriting discounts and commissions. The offering is expected to close on or about August 22, 2025, subject to the satisfaction of customary closing conditions.

Cantor is acting as sole book-running manager for the offering.

Invivyd intends to use the net proceeds that it will receive from the offering, together with its existing cash and cash equivalents, for trial protocol development, planning, and advancement of the VYD2311 clinical program, research and development related to its pipeline programs such as respiratory syncytial virus (RSV) and measles, advancement of the Spike Protein Elimination and Recovery (SPEAR) Study Group efforts related to assessing the effects of monoclonal antibody therapy for Long COVID and COVID-19 Post-Vaccination Syndrome, and for working capital and other general corporate purposes.

The securities described above are being offered by Invivyd pursuant to a shelf registration statement on Form S-3 (File No. 333-267643) filed with the U.S. Securities and Exchange Commission (SEC) on September 28, 2022 and declared effective by the SEC on October 5, 2022.

The offering is being made only by means of a prospectus supplement and accompanying prospectus that form a part of the registration statement. A preliminary prospectus supplement and free writing prospectus relating to the offering were filed with the SEC on August 20, 2025 and are available on the SEC’s website at www.sec.gov. The final prospectus supplement relating to and describing the terms of the offering will be filed with the SEC and also will be available on the SEC’s website at www.sec.gov. Copies of the final prospectus supplement, when available, and accompanying prospectus relating to the offering may also be obtained from Cantor Fitzgerald & Co., Attention: Equity Capital Markets, 110 East 59th Street, 6th Floor, New York, New York 10022; or by e-mail at prospectus@cantor.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Invivyd

Invivyd, Inc. (Nasdaq: IVVD) is a biopharmaceutical company devoted to delivering protection from serious viral infectious diseases, beginning with SARS-CoV-2. Invivyd deploys a proprietary integrated technology platform unique in the industry designed to assess, monitor, develop, and adapt to create best in class antibodies. In March 2024, Invivyd received emergency use authorization (EUA) from the U.S. FDA for a monoclonal antibody (mAb) in its pipeline of innovative antibody candidates.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “anticipates,” “believes,” “could,” “expects,” “intends,” “potential,” “projects,” and “future” or similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. Forward-looking statements include, but are not limited to, statements regarding the amount of proceeds from the offering, the timing of the closing of the offering, as well as the anticipated use of the net proceeds from the offering. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Uncertainties and risks may cause Invivyd’s actual results to be materially different than those expressed in or implied by Invivyd’s forward-looking statements. For Invivyd, this includes satisfaction of the customary closing conditions of the offering, delays in obtaining required stock exchange or other regulatory approvals, political uncertainties, stock price volatility and uncertainties relating to the financial markets, the medical community and the global economy, and the impact of instability in general business and economic conditions, including changes in inflation, interest rates and the labor market. Other factors that may cause Invivyd’s actual results to differ materially from those expressed or implied in the forward-looking statements in this press release are described under the heading “Risk Factors” in the preliminary prospectus supplement and the free writing prospectus relating to the offering filed with the SEC, in Invivyd’s Annual Report on Form 10-K for the year ended December 31, 2024 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2025 filed with the SEC, and in Invivyd’s other filings with the SEC, and in its future reports to be filed with the SEC and available at www.sec.gov. Forward-looking statements contained in this press release are made as of this date, and Invivyd undertakes no duty to update such information whether as a result of new information, future events or otherwise, except as required under applicable law.

Contacts:

Media Relations

(781) 208-1747

media@invivyd.com

Investor Relations

(781) 208-1747

investors@invivyd.com